Exhibit 10.28


                                 June 1, 1994



Roger W. Hoyt
9 Woodgate Road
Scarborough, ME  04074

Re:  RETIREMENT

Dear Roger:

This letter confirms the terms of the agreement between you and Hannaford Bros. Co. (the "Company") regarding your retirement from the Company and the implementation of certain retirement benefits as outlined in a letter to you from Hugh Farrington dated September 9, 1992 (the "Prior Letter").

1. Your last day of work as an employee of the Company will be June 30, 1994 (your "Retirement Date").

2. On June 30, 1994, the Company will pay you out of the SERP a "lump sum" supplemental pension benefit in the gross amount of $99,041. This payment represents the value of the enhanced pension benefit you would have received had you elected to participate in the Early Retirement Incentive Program offered in 1992, pursuant to paragraph 2 of the Prior Letter.

3. In addition, on June 30, 1994, the Company will pay you out of the SERP the lump sum amount of $113,700. This amount is in lieu of retiree medical benefits and is intended to equal the present value of retiree medical coverage for you and your wife which you would have had available to you had you participated in the Early Retirement Incentive Program in 1992.

 4. In lieu of the annual housing subsidy which you are currently receiving, on June 30, 1994, the Company will pay you out of the SERP the lump sum amount of $5,808.77. Upon payment of this amount, any and all obligations which the Company may have to contribute to your mortgage payments or housing costs will cease.

5. Upon retirement, you will be eligible to continue to participate in the Long-Term and Short-Term Incentive Plans provided by the Company for award periods commencing with, or prior to, the Company's current fiscal year. Accordingly, you will be entitled to receive payment from each Plan in accordance with its terms.

6. Upon retirement, you will no longer be eligible to receive awards under the Company's stock option plan. Any stock options you then hold must be exercised, under the terms of the plan, within ninety
      (90) days after your retirement. In the event that you elect to exercise any such options which contain a reload provision and were granted to you after 1990 by tendering shares of the Company's stock before your Retirement Date, you will receive a "reload" option for a number of shares equal to those tendered and having a term equal to the remainder of the term of the options being exercised (but in no event longer than three years following your Retirement Date).

7. All other accrued Company benefits (401(k), Pension Plan, SERP, Deferred Compensation Plan, etc.) will be paid to you in accordance with the provisions of those plans. After your Retirement Date, except as provided by the applicable plans, you will have no further accrual of Company benefits.

8. In consideration of the benefits extended to you under this agreement to which you would not otherwise be entitled, your signature below constitutes your agreement to hereby waive, release and forever discharge the Company, its subsidiaries and affiliates, and their respective shareholders, directors, officers, employees, agents, successors and assigns of and from any and all claims or causes of actions which you ever had or may hereafter claim to have and which are connected in any way, directly or indirectly, with your employment by the Company or its affiliates, including but not limited to claims arising out of the Prior Letter, but expressly excluding claims arising out of the failure of the amount paid in lieu of retiree medical benefits to adequately cover the cost of medical coverage as intended hereunder.

This letter sets forth the entire agreement between you and the Company regarding your retirement from the Company (it being understood that you and the Company intend to negotiate and execute a separate Consulting Agreement relating to certain other matters, including the provisions of consulting services by you as an independent contractor). This agreement may be amended only by a written document signed by both you and the Company and will be governed by the laws of the State of Maine.

If this letter sets forth our understanding and agreement accurately, would you please sign both copies, return one to me, and keep one for your files.

                                 Sincerely yours,

                                   s/Hugh G. Farrington

                                 Hugh G. Farrington
                                 President and
                                 Chief Executive Officer


Seen and agreed to this
1st day of June, 1994



   s/Roger W. Hoyt
Roger W. Hoyt